UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2008

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 14, 2008, the Board of Directors of Integral Systems, Inc. (the “Company”) appointed Major General James B. Armor, Jr., USAF (Ret.), to serve as a member of the Company’s Board of Directors. General Armor served as Director, National Security Space Office, Office of the Under Secretary of the Air Force until his retirement on January 1, 2008. In this role, General Armor was responsible for integrating and coordinating defense and intelligence space activities, and advising the Office of the Secretary of Defense and the Office of the Director, National Intelligence, on matters affecting national security space capabilities. Prior to serving in that position, General Armor served as Director, Signals Intelligence Acquisition and Operations, National Reconnaissance Office. In this role, General Armor directed an office of more than 630 personnel with a $3 billion annual budget in developing, launching, and operating the U.S. Signals Intelligence satellite constellation and related global ground systems supporting intelligence and military operations worldwide. Earlier in his career General Armor served as the Director of the Global Positioning System, the U.S. Government’s largest satellite constellation. General Armor is a trained astronaut who holds a Master of Science degree in Electrical Engineering (Electro-Optics) from AF Institute of Technology, and Bachelor of Science degrees in Electrical Engineering and Psychology from Lehigh University.

The Board of Directors also appointed General Armor to serve as a member of the Company’s Strategic Growth Committee. In connection with his appointment to the Board, the Board of Directors granted General Armor options to purchase 15,000 shares of the Company’s common stock.

A copy of the press release announcing General Armor’s appointment is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release dated March 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2008	INTEGRAL SYSTEMS, INC.

	By:	/s/ Alan W. Baldwin
	Name:	Alan W. Baldwin
	Title:	Interim Chief Executive Officer and President